Certificate of the Registration of a Company

Corporations Act 2001 Paragraph 1274 (2) (b)

This is to certify that

KMAS CAPITAL AND INVESTMENT PTY LTD

Australian Company Number 613 889 419

is taken to be registered as a company under the Corporations Act 2001 in New South Wales.

The company is **limited by shares**.

The company is a **proprietary** company.

The day of commencement of registration is **the twenty-sixth day of July 2016**.

Issued by the
Australian Securities and Investments Commission
on this sixth day of March 2022.

Joseph Longo
Chair

CERTIFICATE